As filed with the Securities and Exchange Commission on October 18, 2010

Registration No.  333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 Searchlight Minerals Corp.
(Exact name of registrant as specified in its charter)

Nevada	98-0232244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052
(702) 939-5247

(Address, including zip code, of  principal executive offices)

 2007 Stock Option Plan
2009 Stock Incentive Award Plan
2009 Equity Incentive Plan for Directors
Other Stock Options
(Full title of plan)

Martin B. Oring Chief Executive Officer 2441 West Horizon Ridge Pkwy. Suite 120 Henderson, Nevada 89052 (702) 939-5247	With copies to: Jeffrey P. Berg, Esq. Kenneth M.H. Hoff, Esq. Baker & Hostetler LLP 12100 Wilshire Boulevard Suite 1500 Los Angeles, California 90025-7120 (310) 820-8800
(Name, and address, including zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (3)
Common stock, $0.001 par value (2)	9,138,200	$0.78	$7,127,796	$508.22
Common Stock Purchase Rights (4)

(1)      9,138,200 shares of common stock, par value $0.001 per share, of Searchlight Minerals Corp., a Nevada corporation (the “Company”), are being registered hereunder.  The shares consist of: (i) 4,000,000 shares of common stock registered under the 2007 Stock Option Plan, (ii) 3,250,000 shares registered under the 2009 Stock Incentive Award Plan, (iii) 750,000 shares registered under the 2009 Equity Incentive Plan for Directors, and (iv) 1,138,200 shares related to other stock options granted to certain of the Company’s officers, directors, consultants and employees.  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
(3)      Computed in accordance with Section 6(b) of the Securities Act based upon the price of $0.78 which was the average of the high and low bid prices for the Company’s common stock on the Over-the-Counter Bulletin Board (the “OTCBB”) on October 15, 2010.
(4)      The common stock purchase rights are attached to and traded with the shares of common stock being registered.  The value attributable to the common stock purchase rights, if any, is reflected in the value attributable to the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Searchlight Minerals Corp., a Nevada corporation,  is sometimes referred to as “Company,” “Registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this registration statement.  The information incorporated by reference is considered to be part of this registration statement, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this registration statement and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	our annual report on Form 10-K for the year ended December 31, 2009, filed on March12, 2010, and as amended on April 30, 2010;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed on August 16, 2010;

•	our current reports on Form 8-K filed on August 30, 2010 and October 4, 2010;

•
the description of our common stock contained in our registration statement on Form 10-SB, filed on July 11, 2000, including any amendment on reports filed for the purpose of updating such description;

•
the description of our common stock purchase rights contained in our registration statement on Form 8-A, filed on August 25, 2009 (and as amended on September 24, 2009), including any amendment on reports filed for the purpose of updating such description; and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before termination of this offering.

To the extent that any information contained in any filings we have made or will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this registration statement.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Our bylaws include provisions for the indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•	is not liable pursuant to Nevada Revised Statues 78.138; or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Nevada Revised Statutes 78.138; or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by the stockholders;

•	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We have liability insurance coverage for our directors and officers in the aggregate amount of $15 million.  We also intend to enter into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Nevada Revised Statutes and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements which we may enter into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

A list of exhibits filed with this registration statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on October 18, 2010.

SEARCHLIGHT MINERALS CORP.

By:	/s/ MARTIN B. ORING
Martin B. Oring
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin B. Oring and Carl S. Ager, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN B. ORING	Chief Executive Officer, President and Director
Martin B. Oring	(Principal Executive Officer)	October 18, 2010

/s/ CARL S. AGER	Vice President, Secretary, Treasurer and Director
Carl S. Ager		October 18, 2010

/s/ MELVIN L. WILLIAMS	Chief Financial Officer
Melvin L. Williams	(Principal Financial and Accounting Officer)	October 18, 2010

/s/ ROBERT D. MCDOUGAL	Director
Robert D. McDougal		October 18, 2010

/s/ JORDAN M. ESTRA	Director
Jordan M. Estra		October 18, 2010

/s/ J.C. MCFARLAND	Director
J.C. McFarland		October 18, 2010

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Reference Number	Item

3.1	Articles of Incorporation, as amended and restated to date (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Stock Certificate (3)

4.2	Rights Agreement, dated as of August 24, 2009, between Searchlight Minerals Corp. and Empire Stock Transfer Inc. (4)

5.1	Legal opinion of Baker & Hostetler LLP

10.1	2007 Stock Option Plan (5)

10.2	2009 Stock Incentive Award Plan, adopted December 15, 2009 (6)

10.3	2009 Equity Incentive Plan for Directors, adopted December 15, 2009 (6)

23.1	Consent of Dr. Richard F. Hewlett

23.2	Consent of Nanominerals Corp.

23.3	Consent of Mountain States R&D International Inc.

23.4	Consent of Independent Mining Consultants, Inc.

23.5	Consent of Arrakis, Inc.

23.6	Consent of Canadian Environmental & Metallurgical Inc.

23.7	Consent of SGS Canada Inc.

23.8	Consent of Scott W. Lindsay

23.9	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1)

23.10	Consent of Brown Armstrong Accountancy Corporation

23.11	Consent of Kyle L. Tingle, CPA, LLC

24.1	Power of Attorney (included in the signature page to the Registration Statement)

(1)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on December 23, 2008.
(2)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on April 29, 2009.
(3)	Filed with the SEC as an exhibit to our Registration Statement on Form 10-SB originally filed on July 11, 2000.
(4)
Filed with the SEC as an exhibit to our Registration Statement on Form 8-A filed on August 25, 2009 (No. 000-30995), which includes as Exhibit A thereto the Form of Right Certificate and as Exhibit B thereto the Summary of Common Stock Purchase Rights.

(5)	Filed with the SEC as an exhibit to our proxy statement on Schedule 14A filed on May 22, 2007.
(6)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 17, 2009.